META FINANCIAL GROUP, INC.® ANNOUNCES RESULTS FOR 2020 FISCAL FIRST QUARTER
- 2020 Fiscal First Quarter Net Income of $21.1 Million, or $0.56 Per Diluted Share -
- Sale of Community Bank Division Expected to be Completed in 2020 Fiscal Second Quarter -

Sioux Falls, S.D., January 29, 2020 (GLOBE NEWSWIRE) -- Meta Financial Group, Inc.® (Nasdaq: CASH) (“Meta” or the “Company”) reported net income of $21.1 million, or $0.56 per diluted share, for the three months ended December 31, 2019, compared to net income of $15.4 million, or $0.39 per diluted share, for the three months ended December 31, 2018.
“Our ongoing efforts to enhance our earning asset mix and increasingly leverage our core deposit base continues to drive strong earnings growth - as evidenced by the 37% increase in earnings for the first quarter of fiscal 2020 compared to the same period last year,” said President and CEO Brad Hanson. “During the quarter, we also announced an agreement to sell our Community Bank division to Central Bank. This transaction allows us to sharpen our focus on our national lending platforms, growing our deposits within our payments divisions and continued improvement of our operating efficiencies. At Meta, we are fortunate to have talented employees and business partners who revel in opportunities to provide socially beneficial financial products and services to businesses and consumers who are often overlooked by traditional banks, while generating real value for our shareholders.”
Highlights for the 2020 Fiscal First Quarter Ended December 31, 2019

•
Total gross loans and leases at December 31, 2019 increased $255.0 million, or 8%, to $3.58 billion, compared to December 31, 2018 and decreased $68.1 million, or 2% when compared to September 30, 2019. The decrease compared to September 30, 2019 was driven by the transfer of $251.9 million of Community Banking loans to held for sale during the first quarter of fiscal 2020.

•	Average deposits from the payments divisions increased nearly 12% to $2.78 billion when compared to the same period in fiscal 2019.

•	Total revenue for the fiscal 2020 first quarter was $102.1 million, compared to $98.0 million for the same quarter in fiscal 2019, representing a 4% increase.

•	Net interest income was $64.7 million, compared to $60.3 million in the comparable quarter in fiscal 2019.

•
Net interest margin ("NIM") increased to 4.94% for the fiscal 2020 first quarter from 4.60% over the same period of the prior fiscal year, while the tax-equivalent net interest margin ("NIM, TE") increased to 4.99% from 4.76% over that same period in fiscal 2019.

•
During the quarter ended December 31, 2019, the Company repurchased 899,371 of its shares, at an average price of $34.17. This exhausted the remaining 319,228 shares that were available for repurchase by the Company at the beginning of fiscal 2020 under the share repurchase program announced during the fiscal 2019 second quarter. In addition, the Company also announced on November 20, 2019, the authorization by its Board of Directors of a new share repurchase program to repurchase up to an additional 7,500,000 shares of the Company's outstanding common stock. The new authorization is effective from November 21, 2019 through December 31, 2022.

Community Bank Divestiture
On November 20, 2019, the Company announced that MetaBank entered into a definitive agreement with Central Bank, a state-chartered bank headquartered in Storm Lake, Iowa, for the sale of the Community Bank division. The sale includes substantially all of the Community Bank's deposits, branch locations, fixed assets, employees, and a portion of the Community Bank’s loan portfolio. The final loan and deposit balances to be included in the transaction will depend on the outstanding balance of the Community Bank deposits at the time of closing. As of December 31, 2019, the Community Bank deposits were approximately $290 million. The final loan balances to be included in the transaction are expected to approximately match the final Community Bank deposit amount. The closing of the transaction is subject to the satisfaction or waiver of certain conditions, the receipt of third party and regulatory approval and satisfaction of customary closing conditions. The transaction is expected to close in the 2020 fiscal second quarter.
In connection with MetaBank's entry into the agreement with Central Bank, the Company reclassified the assets and liabilities to be sold to Central Bank as held for sale. In connection with the reclassification of the loans being sold in the Central Bank transaction to held for sale, the Company recorded a reduction to the provision for loan and lease losses within the community bank portfolio of $1.8 million during the fiscal first quarter. The remaining Community Bank loans not being sold to Central Bank will be retained by the Company under a servicing agreement with Central Bank. Also during the fiscal 2020 first quarter, the Company recognized the following pre-tax expenses related to the Community Bank transaction: $0.6 million in legal and consulting expense and $0.3 million in compensation and benefits expense and other miscellaneous income and expense.
During the quarter ended December 31, 2019, the Company also disposed of assets related to a previously disclosed Community Bank agricultural relationship that were held in other real estate owned (“OREO”), which represented 46 basis points of non-performing assets as of September 30, 2019. As part of this disposition, the Company recognized a $5.0 million loss from the sale of foreclosed property during the quarter ended December 31, 2019, which is included in the "(Loss) gain on sale of other" line on the Consolidated Statements of Operations. The Company also recognized $1.1 million in deferred rental income and $0.2 million in OREO expenses related to these foreclosed properties.
Net Interest Income
Net interest income for the fiscal 2020 first quarter was $64.7 million, an increase of 7%, from the same quarter in fiscal 2019. The increase was driven primarily by growth in loans and leases, mainly within the Company's commercial and warehouse finance portfolios.
During the first quarter of fiscal year 2020, loan and lease interest income grew by $8.2 million, when compared to the same quarter in fiscal 2019, offset in part by a decrease in investment interest income of $5.6 million, while interest expense decreased $1.7 million over that same period. The quarterly average outstanding balance of loans and leases as a percentage of interest-earning assets for the quarter ended December 31, 2019 increased to 72%, from 60% for the quarter ended December 31, 2018, while the quarterly average balance of total investments as a percentage of interest-earning assets decreased to 26% from 39% over that same period. The Company’s average interest-earning assets for the fiscal 2020 first quarter grew by $10.0 million, to $5.20 billion from the comparable quarter in fiscal 2019.
NIM increased to 4.94% for the fiscal 2020 first quarter from 4.60% for the comparable quarter in fiscal 2019. The net effect of purchase accounting accretion contributed six basis points to NIM for the fiscal 2020 first quarter as compared to 25 basis points and 18 basis points for the quarters ended September 30, 2019 and December 31, 2018, respectively.
The overall reported tax-equivalent yield (“TEY”) on average earning asset yields increased by nine basis points to 5.98% for the fiscal 2020 first quarter compared to the fiscal 2019 first quarter, driven primarily by the Company's improved earning asset mix, which reflects higher balances for the national lending portfolio. The fiscal 2020 first quarter TEY on the securities portfolio was 2.65% compared to 3.13% for the same period of the prior fiscal year.

The Company's cost of funds for all deposits and borrowings averaged 1.01% during the fiscal 2020 first quarter, compared to 1.14% for the fiscal 2019 first quarter. This decrease was primarily due to a decrease in overnight borrowings rates as well as an increase in the average balance of the Company's noninterest-bearing deposits. The Company's overall cost of deposits was 0.81% in the fiscal first quarter of 2020, compared to 0.92% in the same quarter of fiscal 2019.
Noninterest Income
Fiscal 2020 first quarter noninterest income was $37.5 million, compared to $37.8 million for the same period of the prior year. This decrease was primarily due to a $2.6 million loss on sale of other during the fiscal 2020 first quarter compared to a gain on sale of other of $1.3 million during the fiscal 2019 first quarter. The loss on sale of other during the current period was driven primarily by the loss on sale of OREO, as described in the Community Bank Divestiture section above, partially offset by gains on the sale of loans and leases. Additionally, increases in rental income, other income, payments card and deposit fees, and tax advance product fees partially offset the loss on sale of other when comparing the fiscal 2020 first quarter to the same period of the prior year.
Noninterest Expense
Noninterest expense increased 2% to $75.8 million for the fiscal 2020 first quarter, from $74.3 million for the same quarter of fiscal 2019. The increase in noninterest expense when comparing the fiscal 2020 first quarter to the same period of the prior year was driven by increases in compensation and benefits expense, other expense, legal and consulting expense, tax advance product expense and operating lease equipment depreciation, partially offset by decreases in intangible amortization and card processing expense.
Income Tax Expense
The Company recorded income tax expense of $0.7 million, or an effective tax rate of 2.97%, for the fiscal 2020 first quarter, compared to an income tax benefit of $1.7 million, or an effective tax rate of (11.56)%, for the fiscal 2019 first quarter. The recorded income tax expense during the current quarter was due to an increase in net income before tax, as well as less investment tax credits recognized ratably when compared to the prior year quarter.
The Company originated $17.9 million in solar leases during the fiscal 2020 first quarter, compared to $35.6 million in solar leases originated during the fiscal 2019 first quarter. Investment tax credits related to solar leases are recognized ratably based on income throughout each fiscal year. The timing and impact of future solar tax credits are expected to vary from period to period, and Meta intends to undertake only those tax credit opportunities that meet the Company's underwriting and return criteria.

Investments, Loans and Leases

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Total investments	$1,337,840	$1,407,257	$1,502,640	$1,649,754	$1,855,792

Loans held for sale
Consumer credit products	—	122,299	45,582	42,342	24,233
SBA/USDA	13,883	26,478	17,257	17,403	9,327
Community Bank(1)	250,383	—	—	—	—
Total loans held for sale	264,266	148,777	62,839	59,745	33,560

National Lending
Term lending(2)	695,347	645,978	565,883	510,506	492,496
Asset based lending(2)	250,633	250,465	229,573	230,557	207,981
Factoring	285,776	296,507	320,344	287,955	284,912
Lease financing(2)	223,715	173,679	161,810	152,561	144,484
Insurance premium finance	349,299	361,105	358,772	307,875	330,712
SBA/USDA	90,269	88,831	99,791	77,481	67,893
Other commercial finance	99,617	99,665	99,677	98,956	89,402
Commercial Finance	1,994,656	1,916,230	1,835,850	1,665,891	1,617,880
Consumer credit products	115,843	106,794	155,539	139,617	96,144
Other consumer finance	154,772	161,404	164,727	170,824	182,510
Consumer Finance	270,615	268,198	320,266	310,441	278,654
Tax Services	101,739	2,240	24,410	84,824	76,575
Warehouse Finance	272,522	262,924	250,003	186,697	176,134
Total National Lending loans and leases	2,639,532	2,449,592	2,430,529	2,247,853	2,149,243
Community Banking
Commercial real estate and operating	682,399	883,932	877,412	869,917	863,753
Consumer one-to-four family real estate and other	220,588	259,425	256,853	257,079	256,341
Agricultural real estate and operating	40,778	58,464	61,169	60,167	58,971
Total Community Banking loans	943,765	1,201,821	1,195,434	1,187,163	1,179,065
Total gross loans and leases	3,583,297	3,651,413	3,625,963	3,435,016	3,328,308
Allowance for loan and lease losses	(30,176)	(29,149)	(43,505)	(48,672)	(21,290)
Net deferred loan and lease origination fees (costs)	7,177	7,434	5,068	2,964	1,190
Total loans and leases, net of allowance	$3,560,298	$3,629,698	$3,587,526	$3,389,308	$3,308,208
(1) The December 31, 2019 balance included $197.5 million of commercial real estate and operating loans, $40.4 million of consumer one-to-four family real estate and other loans, and $12.7 million of agricultural real estate and operating loans.
(2) The Company has updated the presentation of its loan and lease table beginning in the fiscal 2020 first quarter. The new presentation includes a new category called term lending. Certain balances previously included in the asset based lending and lease financing categories have been reclassified into the new term lending category during the fiscal 2020 first quarter. Prior period balances have been conformed to the new presentation.
The Company continued to utilize cash flow from its amortizing securities portfolio to fund loan and lease growth. Investment securities totaled $1.34 billion at December 31, 2019, as compared to $1.86 billion at December 31, 2018.
On October 1, 2019, the Company sold $111.7 million in held for sale consumer credit product loan balances, reducing the outstanding balance to zero as of December 31, 2019. In addition, the Company reclassified certain Community Banking loans to held for sale during the fiscal 2020 first quarter, as discussed further in the Community Bank Divestiture section above.
Total gross loans and leases increased $255.0 million, or 8%, to $3.58 billion at December 31, 2019, from $3.33 billion at December 31, 2018, which was primarily attributable to growth in the commercial finance and warehouse finance portfolios.

At December 31, 2019, commercial finance loans, which comprised 56% of the Company's gross loan and lease portfolio, totaled $1.99 billion, reflecting growth of $78.4 million, or 4%, from September 30, 2019. Tax services loans totaled $101.7 million, increasing from $2.2 million at September 30, 2019, as the Company began originating taxpayer advances and ERO loans in preparation of the 2019 tax season during the fiscal 2020 first quarter.
Asset Quality
The Company’s allowance for loan and lease losses was $30.2 million at December 31, 2019, compared to $21.3 million at December 31, 2018, driven primarily by increases in the allowance of $10.2 million in commercial finance and $0.6 million in consumer lending, partially offset by a decrease of $2.1 million in the community banking portfolio.

(Unaudited)	Three Months Ended
Allowance for loan and lease loss activity	December 31, 2019	September 30, 2019	December 31, 2018
(Dollars in thousands)
Beginning balance	$29,149	$43,505	$13,040
Provision - tax services loans	911	(9)	1,496
Provision - all other loans and leases	2,496	4,130	7,603
Charge-offs - tax services loans	—	(15,426)	(42)
Charge-offs - all other loans and leases	(3,918)	(3,351)	(2,762)
Recoveries - tax services loans	739	10	92
Recoveries - all other loans and leases	799	290	1,863
Ending balance	$30,176	$29,149	$21,290
Provision for loan and lease losses was $3.4 million for the quarter ended December 31, 2019, compared to $9.1 million for the comparable period in the prior fiscal year. The decrease in provision was primarily within the consumer finance portfolio, as well as within the community bank portfolio, which was related to the transfer of loans to held for sale in connection with the pending sale of the Community Bank division. Net charge-offs were $2.4 million for the quarter ended December 31, 2019 compared to $0.8 million for the quarter ended December 31, 2018. The overall increase in total net charge-offs from the comparable quarter of the prior fiscal year was primarily within the commercial finance portfolio.
The Company's nonperforming assets at December 31, 2019, were $29.8 million, representing 0.48% of total assets, compared to $56.5 million, or 0.91% of total assets at September 30, 2019 and $45.4 million, or 0.73% of total assets at December 31, 2018. The decrease in nonperforming assets was primarily driven by a reduction in foreclosed and repossessed assets. While the levels of nonperforming assets and charge-offs often exhibit some degree of volatility, the Company continuously monitors its various loan and lease portfolios for trends of deterioration, and, as of December 31, 2019, the Company's management remained comfortable with the risk characteristic trends of such portfolios.
At December 31, 2019, foreclosed and repossessed assets were $1.3 million, representing 0.02% of total assets, compared to $29.5 million, or 0.48% of total assets, at September 30, 2019 and $31.5 million, or 0.51% of total assets at December 31, 2018. The decrease in the foreclosed and repossessed assets balance at December 31, 2019, compared to September 30, 2019 and December 31, 2018, was attributable to the Company disposing of assets during the fiscal 2020 first quarter, as discussed further in the Community Bank Divestiture section above.
Deposits, Borrowings and Other Liabilities
Total average deposits for the fiscal 2020 first quarter increased by $9.3 million to $4.61 billion compared to the same period in fiscal 2019. Average noninterest-bearing deposits grew by $242.9 million, or 10%, while average wholesale deposits decreased $225.7 million, or 13%, in each case, for the fiscal 2020 first quarter when compared to the same period in fiscal 2019. Average deposits from the payments divisions increased nearly 12% to $2.78 billion for the fiscal 2020 first quarter when compared to the same period in fiscal 2019.
The average balance of total deposits and interest-bearing liabilities was $5.13 billion for the three-month period ended December 31, 2019, compared to $5.10 billion for the same period in the prior fiscal year, representing an increase of 1%.

Total end-of-period deposits decreased 8% to $4.52 billion at December 31, 2019, compared to $4.94 billion at December 31, 2018. The decrease in end-of-period deposits was primarily a result of the transfer of $286.6 million of community bank deposits to held for sale during the first quarter of fiscal 2020.
Regulatory Capital
The Company and MetaBank remained above the federal regulatory minimum capital requirements at December 31, 2019 and continued to be classified as well-capitalized institutions. Regulatory capital ratios of the Company and the Bank are stated in the table below.
The tables below include certain non-GAAP financial measures that are used by investors, analysts and bank regulatory agencies to assess the capital position of financial services companies. Management reviews these measures along with other measures of capital as part of its financial analysis.

As of the dates indicated	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Company
Tier 1 leverage capital ratio	8.28%	8.33%	8.05%	7.45%	7.90%
Common equity Tier 1 capital ratio	10.10%	10.35%	10.19%	10.94%	10.10%
Tier 1 capital ratio	10.46%	10.71%	10.55%	11.31%	10.47%
Total capital ratio	12.74%	13.01%	13.22%	14.20%	12.69%
MetaBank
Tier 1 leverage capital ratio	9.70%	9.65%	9.37%	8.42%	9.01%
Common equity Tier 1 capital ratio	12.18%	12.31%	12.22%	12.72%	11.87%
Tier 1 capital ratio	12.24%	12.37%	12.27%	12.76%	11.91%
Total capital ratio	12.90%	13.02%	13.26%	13.92%	12.41%

The following table provides the non-GAAP financial measures used to compute certain of the ratios included in the table above, as well as a reconciliation of such non-GAAP financial measures to the most directly comparable financial measure in accordance with GAAP:

Standardized Approach(1)	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
(Dollars in Thousands)
Total stockholders' equity	$837,068	$843,958	$822,901	$823,709	$770,728
Adjustments:
LESS: Goodwill, net of associated deferred tax liabilities	304,020	304,020	302,850	302,768	299,037
LESS: Certain other intangible assets	47,855	50,501	53,249	56,456	61,317
LESS: Net deferred tax assets from operating loss and tax credit carry-forwards	16,876	15,569	13,858	7,381	4,720
LESS: Net unrealized gains (losses) on available-for-sale securities	3,897	6,458	2,329	(10,022)	(28,829)
LESS: Non-controlling interest	4,305	4,047	3,508	3,528	3,267
LESS: Unrealized currency gains (losses)	—	—	—	(242)	(357)
Common Equity Tier 1(1)	460,115	463,363	447,107	463,840	431,573
Long-term borrowings and other instruments qualifying as Tier 1	13,661	13,661	13,661	13,661	13,661
Tier 1 minority interest not included in common equity tier 1 capital	2,372	2,350	2,119	2,064	1,796
Total Tier 1 Capital	476,148	479,374	462,887	479,565	447,030
Allowance for loan and lease losses	30,239	29,272	43,641	48,812	21,422
Subordinated debentures (net of issuance costs)	73,684	73,644	73,605	73,566	73,528
Total qualifying capital	$580,071	$582,290	$580,133	$601,963	$541,980
(1) Capital ratios were determined using the Basel III capital rules that became effective on January 1, 2015. Basel III revised the definition of capital, increased minimum capital ratios, and introduced a minimum CET1 ratio; those changes are being fully phased in through the end of 2021.

The following table provides a reconciliation of tangible common equity and tangible common equity excluding AOCI, each of which is used in calculating tangible book value data, to Total Stockholders' Equity. Each of tangible common equity and tangible common equity excluding AOCI is a non-GAAP financial measure that is commonly used within the banking industry.

	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
(Dollars in Thousands)
Total Stockholders' Equity	$837,068	$843,958	$822,901	$823,709	$770,728
Less: Goodwill	309,505	309,505	307,941	307,464	303,270
Less: Intangible assets	50,151	52,810	56,153	60,506	66,366
Tangible common equity	477,412	481,643	458,807	455,739	401,092
Less: Accumulated other comprehensive income (loss) ("AOCI")	3,895	6,339	2,308	(10,264)	(29,186)
Tangible common equity excluding AOCI	$473,517	$475,304	$456,499	$466,003	$430,278

Future Outlook
The Company expects full-year fiscal 2020 GAAP earnings per common share to range between $3.58 to $3.78. When excluding an expected gain on sale of the Community Bank division and the net financial impact of the sale of foreclosed property, the Company expects full-year fiscal 2020 EPS to range between $3.30 and $3.50.
Conference Call
The Company will host a conference call and earnings webcast at 4:00 p.m. CST (5:00 p.m. EST) on Wednesday, January 29, 2020. The live webcast of the call can be accessed from Meta’s Investor Relations website at www.metafinancialgroup.com. Telephone participants may access the live conference call by dialing (844) 461-9934 beginning approximately 10 minutes prior to start time. Please ask to join the Meta Financial conference call, and provide conference ID 4678668 upon request. International callers should dial (636) 812-6634. A webcast replay will also be archived at www.metafinancialgroup.com for one year.
Annual Meeting of Shareholders
The Annual Meeting of Shareholders will convene at 9:00 am, local time, on Tuesday, February 25, 2020. The meeting will be held at the MetaBank Corporate Services Building, 5501 South Broadband Lane, Sioux Falls, SD. Further information with regard to this meeting can be found in the proxy statement filed with the Securities and Exchange Commission (the "SEC") on January 15, 2020. Copies of the Company's Annual Report on Form 10-K for the year ended September 30, 2019 (excluding exhibits thereto) may be obtained from www.metafinancialgroup.com.

Forward-Looking Statements
The Company and MetaBank may from time to time make written or oral “forward-looking statements,” including statements contained in this press release, the Company’s filings with the SEC, the Company’s reports to stockholders, and in other communications by the Company and MetaBank, which are made in good faith by the Company pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.
You can identify forward-looking statements by words such as “may,” “hope,” “will,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential,” “continue,” “could,” “future,” or the negative of those terms, or other words of similar meaning or similar expressions. You should carefully read statements that contain these words because they discuss our future expectations or state other “forward-looking” information. These forward-looking statements are based on information currently available to us and assumptions about future events, and include statements with respect to the Company’s beliefs, expectations, estimates, and intentions, which are subject to significant risks and uncertainties, and are subject to change based on various factors, some of which are beyond the Company’s control. Such risks, uncertainties and other factors may cause our actual growth, results of operations, financial condition, cash flows, performance and business prospects and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Such statements address, among others, the following subjects: future operating results; customer retention; loan and other product demand; important components of the Company's statements of financial condition and operations; growth and expansion; expectations concerning the Company's acquisitions and divestitures, including potential benefits of, and other expectations for the Company in connection with, such transactions; new products and services, such as those offered by MetaBank or the Company's Payments divisions (which include Meta Payment Systems, Refund Advantage, EPS Financial and Specialty Consumer Services); credit quality and adequacy of reserves; technology; and the Company's employees. The following factors, among others, could cause the Company's financial performance and results of operations to differ materially from the expectations, estimates, and intentions expressed in such forward-looking statements: maintaining our executive management team; expected growth opportunities may not be realized or may take longer to realize than expected; the risk that the transaction with Central Bank may not occur on a timely basis or at all; the parties ability to obtain third party and regulatory approvals, and otherwise satisfy the other conditions to closing the transaction with Central Bank, on a timely basis or at all; factors relating to the Company’s share repurchase program; actual changes in interest rates and the Fed Funds rate; additional changes in tax laws; the strength of the United States' economy, in general, and the strength of the local economies in which the Company conducts operations; the effects of, and changes in, trade, monetary, and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System (the “Federal Reserve”), as well as efforts of the United States Congress and the United States Treasury in conjunction with bank regulatory agencies to stimulate the economy and protect the financial system; inflation, market, and monetary fluctuations; the timely and efficient development of, and acceptance of, new products and services offered by the Company or its strategic partners, as well as risks (including reputational and litigation) attendant thereto, and the perceived overall value of these products and services by users; the risks of dealing with or utilizing third parties, including, in connection with the Company’s refund advance business, the risk of reduced volume of refund advance loans as a result of reduced customer demand for or acceptance of usage of Meta’s strategic partners’ refund advance products; any actions which may be initiated by our regulators in the future; the impact of changes in financial services laws and regulations, including, but not limited to, laws and regulations relating to the tax refund industry and the insurance premium finance industry; our relationship with our primary regulators, the Office of the Comptroller of the Currency and the Federal Reserve, as well as the Federal Deposit Insurance Corporation, which insures MetaBank’s deposit accounts up to applicable limits; technological changes, including, but not limited to, the protection of electronic files or databases; acquisitions; litigation risk, in general, including, but not limited to, those risks involving MetaBank's divisions; the growth of the Company’s business, as well as expenses related thereto; continued maintenance by MetaBank of its status as a well-capitalized institution, particularly in light of our growing deposit base, a portion of which has been characterized as “brokered;” changes in consumer spending and saving habits; and the success of the Company at maintaining its high quality asset level and managing and collecting assets of borrowers in default should problem assets increase.
The foregoing list of factors is not exclusive. We caution you not to place undue reliance on these forward-looking statements. The forward-looking statements included in this press release speak only as of the date hereof. Additional discussions of factors affecting the Company’s business and prospects are reflected under the caption “Risk Factors” and in other sections of the Company’s Annual Report on Form 10-K for the Company’s fiscal year ended September 30, 2019, and in other filings made with the SEC. The Company expressly disclaims any intent or obligation to update any forward-looking statements, whether written or oral, that may be made from time to time by or on behalf of the Company or its subsidiaries, whether as a result of new information, changed circumstances, or future events or for any other reason.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in Thousands, Except Share Data)

ASSETS	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Cash and cash equivalents	$152,189	$126,545	$100,732	$156,461	$164,169
Investment securities available for sale, at fair value	852,603	889,947	961,897	1,081,663	1,340,870
Mortgage-backed securities available for sale, at fair value	362,120	382,546	395,201	413,493	354,186
Investment securities held to maturity, at cost	116,313	127,582	138,128	146,992	153,075
Mortgage-backed securities held to maturity, at cost	6,804	7,182	7,414	7,606	7,661
Loans held for sale	264,266	148,777	62,839	59,745	33,560
Loans and leases	3,590,474	3,658,847	3,631,031	3,437,980	3,329,498
Allowance for loan and lease losses	(30,176)	(29,149)	(43,505)	(48,672)	(21,290)
Federal Home Loan Bank Stock, at cost	13,796	30,916	17,236	7,436	15,600
Accrued interest receivable	18,687	20,400	19,722	20,281	22,076
Premises, furniture, and equipment, net	38,671	45,932	46,360	45,457	44,299
Rental equipment, net	211,673	208,537	184,732	140,087	146,815
Bank-owned life insurance	90,458	89,827	89,193	88,565	87,934
Foreclosed real estate and repossessed assets	1,328	29,494	29,514	29,548	31,548
Goodwill	309,505	309,505	307,941	307,464	303,270
Intangible assets	50,151	52,810	56,153	60,506	66,366
Prepaid assets	14,813	9,476	22,023	26,597	31,483
Deferred taxes	19,752	18,884	21,630	19,079	23,607
Other assets	97,499	54,832	52,831	49,754	48,038

Total assets	$6,180,926	6,182,890	$6,101,072	$6,050,042	$6,182,765

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits held for sale	$288,975	$—	$—	$—	$—
Deposits:
Noninterest-bearing checking	2,927,967	2,358,010	2,751,931	3,034,428	2,739,757
Interest-bearing checking	67,642	185,768	157,802	183,492	128,662
Savings deposits	17,436	49,773	52,179	59,978	52,229
Money market deposits	42,286	76,911	68,604	56,563	54,559
Time certificates of deposit	23,454	109,275	116,698	154,401	170,629
Wholesale deposits	1,438,820	1,557,268	1,628,000	1,481,445	1,790,611
Total deposits	4,517,605	4,337,005	4,775,214	4,970,307	4,936,447
Short-term borrowings	194,000	646,019	146,613	11,583	231,293
Long-term borrowings	213,070	215,838	209,765	99,800	88,983
Accrued interest payable	6,620	9,414	12,350	9,239	11,280
Accrued expenses and other liabilities	123,588	130,656	134,229	135,404	144,034
Total liabilities	5,343,858	5,338,932	5,278,171	5,226,333	5,412,037

STOCKHOLDERS’ EQUITY
Preferred stock	—	—	—	—	—
Common stock, $.01 par value	372	378	379	395	394
Common stock, Nonvoting, $.01 par value	—	—	—	—	—
Additional paid-in capital	587,678	580,826	578,715	576,406	572,156
Retained earnings	244,005	252,813	238,004	258,600	228,453
Accumulated other comprehensive income (loss)	3,895	6,339	2,308	(10,264)	(29,186)
Treasury stock, at cost	(3,187)	(445)	(13)	(4,956)	(4,356)
Total equity attributable to parent	832,763	839,911	819,393	820,181	767,461
Noncontrolling interest	4,305	4,047	3,508	3,528	3,267
Total stockholders’ equity	837,068	843,958	822,901	823,709	770,728

Total liabilities and stockholders’ equity	$6,180,926	$6,182,890	$6,101,072	$6,050,042	$6,182,765

Consolidated Statements of Operations (Unaudited)
(Dollars in Thousands, Except Share and Per Share Data)

	Three Months Ended
	December 31, 2019	September 30, 2019	December 31, 2018
Interest and dividend income:
Loans and leases, including fees	$68,702	$70,628	$60,498
Mortgage-backed securities	2,389	2,768	2,698
Other investments	6,534	7,432	11,780
	77,625	80,828	74,976
Interest expense:
Deposits	9,340	10,917	10,596
FHLB advances and other borrowings	3,634	4,294	4,108
	12,974	15,211	14,704

Net interest income	64,651	65,617	60,272

Provision for loan for lease losses	3,407	4,121	9,099

Net interest income after provision for loan and lease losses	61,244	61,496	51,173

Noninterest income:
Refund transfer product fees	192	639	261
Tax advance product fees	2,276	(70)	1,685
Payments card and deposit fees	21,499	20,276	20,807
Other bank and deposit fees	487	492	482
Rental income	12,351	10,886	10,890
Gain (loss) on sale of securities available-for-sale, net	—	80	(22)
(Loss) gain on sale of other	(2,568)	1,715	1,266
Other income	3,246	1,962	2,382
Total noninterest income	37,483	35,980	37,751

Noninterest expense:
Compensation and benefits	34,268	38,461	33,010
Refund transfer product expense	173	48	10
Tax advance product expense	1,132	1	452
Card processing	5,607	5,008	7,085
Occupancy and equipment expense	6,655	7,265	6,458
Operating lease equipment depreciation	8,280	7,901	7,765
Legal and consulting	4,674	4,968	3,969
Intangible amortization	2,676	3,358	4,383
Impairment expense	242	—	—
Other expense	12,091	9,133	11,163
Total noninterest expense	75,798	76,143	74,295

Income before income tax expense	22,929	21,333	14,629

Income tax expense (benefit)	680	(130)	(1,691)

Net income before noncontrolling interest	22,249	21,463	16,320
Net income attributable to noncontrolling interest	1,181	1,268	922
Net income attributable to parent	$21,068	$20,195	$15,398

Earnings per common share
Basic	$0.56	$0.53	$0.39
Diluted	$0.56	$0.53	$0.39
Shares used in computing earnings per share
Basic	37,431,788	37,868,788	39,335,054
Diluted	37,465,878	37,912,616	39,406,507

Average Balances, Interest Rates and Yields
The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Only the yield/rate reflects tax-equivalent adjustments. Non-accruing loans and leases have been included in the table as loans carrying a zero yield.

Three Months Ended December 31,	2019			2018
(Dollars in Thousands)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)	Average Outstanding Balance	Interest Earned / Paid	Yield / Rate(1)
Interest-earning assets:
Cash and fed funds sold	$99,597	$412	1.65%	$45,383	$555	4.85%
Mortgage-backed securities	376,358	2,389	2.53%	381,285	2,698	2.81%
Tax exempt investment securities	490,982	2,339	2.40%	1,237,198	7,803	3.17%
Asset-backed securities	303,885	2,354	3.08%	298,445	2,712	3.61%
Other investment securities	197,513	1,429	2.88%	110,879	710	2.54%
Total investments	1,368,738	8,511	2.65%	2,027,807	13,923	3.13%
Commercial finance loans and leases	1,980,509	44,781	9.00%	1,562,054	39,281	9.98%
Consumer finance loans	270,612	5,790	8.51%	291,421	6,230	8.48%
Tax services loans	24,429	33	0.54%	11,009	2	0.07%
Warehouse finance loans	265,564	4,174	6.25%	99,818	1,632	6.49%
National lending loans and leases	2,541,114	54,778	8.58%	1,964,302	47,145	9.52%
Community banking loans	1,194,082	13,924	4.64%	1,156,072	13,353	4.58%
Total loans and leases	3,735,196	68,702	7.32%	3,120,374	60,498	7.69%
Total interest-earning assets	$5,203,531	$77,625	5.98%	$5,193,564	$74,976	5.89%
Non-interest-earning assets	918,973			787,973
Total assets	$6,122,504			$5,981,537

Interest-bearing liabilities:
Interest-bearing checking	$163,693	$153	0.37%	$102,880	$58	0.23%
Savings	48,776	9	0.08%	53,661	10	0.07%
Money markets	80,528	205	1.01%	54,288	64	0.47%
Time deposits	114,924	595	2.06%	205,049	881	1.71%
Wholesale deposits	1,472,820	8,378	2.26%	1,698,492	9,583	2.24%
Total interest-bearing deposits	1,880,741	9,340	1.98%	2,114,370	10,596	1.99%
Overnight fed funds purchased	302,804	1,450	1.91%	393,315	2,481	2.50%
FHLB advances	110,000	678	2.45%	—	—	—%
Subordinated debentures	73,658	1,160	6.26%	73,504	1,161	6.27%
Other borrowings	33,589	346	4.10%	30,058	466	6.15%
Total borrowings	520,051	3,634	2.78%	496,877	4,108	3.28%
Total interest-bearing liabilities	2,400,792	12,974	2.15%	2,611,247	14,704	2.23%
Noninterest-bearing deposits	2,732,062	—	—%	2,489,148	—	—%
Total deposits and interest-bearing liabilities	$5,132,854	$12,974	1.01%	$5,100,395	$14,704	1.14%
Other noninterest-bearing liabilities	150,319			128,900
Total liabilities	5,283,173			5,229,295
Shareholders' equity	839,331			752,242
Total liabilities and shareholders' equity	$6,122,504			$5,981,537
Net interest income and net interest rate spread including noninterest-bearing deposits		$64,651	4.97%		$60,272	4.75%

Net interest margin			4.94%			4.60%
Tax-equivalent effect			0.05%			0.16%
Net interest margin, tax-equivalent(2)			4.99%			4.76%
(1) Tax rate used to arrive at the TEY for the three months ended December 31, 2019 and 2018 was 21%.
(2) Net interest margin expressed on a fully-taxable-equivalent basis ("net interest margin, tax-equivalent") is a non-GAAP financial measure. The tax-equivalent adjustment to net interest income recognizes the estimated income tax savings when comparing taxable and tax-exempt assets and adjusting for federal and state exemption of interest income. The Company believes that it is a standard practice in the banking industry to present net interest margin expressed on a fully taxable equivalent basis and, accordingly, believes the presentation of this non-GAAP financial measure may be useful for peer comparison purposes.

Selected Financial Information

As of and For the Three Months Ended	December 31, 2019	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018
Equity to total assets	13.54%	13.65%	13.49%	13.61%	12.47%
Book value per common share outstanding	$22.52	$22.32	$21.72	$20.88	$19.56
Tangible book value per common share outstanding	$12.84	$12.74	$12.11	$11.55	$10.18
Tangible book value per common share outstanding excluding AOCI	$12.74	$12.57	$12.05	$11.81	$10.92
Common shares outstanding	37,172,081	37,807,064	37,878,205	39,450,938	39,405,508
Non-performing assets to total assets	0.48%	0.91%	0.84%	0.68%	0.73%
Non-performing loans and leases to total loans and leases	0.62%	0.70%	0.57%	0.28%	0.42%
Net interest margin	4.94%	4.95%	5.07%	5.06%	4.60%
Net interest margin, tax-equivalent	4.99%	5.00%	5.15%	5.18%	4.76%
Return on average assets	1.38%	1.32%	1.91%	1.89%	1.03%
Return on average equity	10.04%	9.69%	14.17%	16.18%	8.19%
Full-time equivalent employees	1,088	1,186	1,218	1,231	1,229

Quarterly Amortization of Intangibles Expense

(Dollars in Thousands)	Actual	Anticipated
For the Three Months Ended	Dec 31, 2019	Mar 31, 2020	Jun 30, 2020	Sep 30, 2020	Dec 31, 2020	Mar 31, 2021	Jun 30, 2021	Sep 30, 2021	Dec 31, 2021

Amortization of intangibles(1)	$2,676	$3,393	$2,625	$2,270	$2,009	$2,753	$2,009	$1,757	$1,484
(1) These amounts are based upon the current reporting period’s intangible assets only.  This table makes no assumption for expenses related to future acquired intangible assets.

About Meta Financial Group®
Meta Financial Group, Inc.® (Nasdaq: CASH) is the holding company for the financial services company MetaBank® (“Meta”). Meta is a leader in providing innovative financial solutions to consumers and businesses in under-served niche markets, and believes in financial inclusion for all. Meta’s commercial lending division works with high-value niche industries, rapid-growth companies and technology adopters to grow their businesses and build more profitable customer relationships. Meta is one of the largest issuers of prepaid cards in the U.S., having issued more than a billion cards in partnership with banks, program managers, payments providers and other businesses, and offers a total payments services solution that includes ACH origination, wire transfers, and more. Meta has a national presence and over 1,000 employees, with corporate headquarters in Sioux Falls, S.D. For more information, visit the Meta Financial Group website.

Investor Relations and Media Contact:
Brittany Kelley Elsasser
Director of Investor Relations
605-362-2423
bkelley@metabank.com